EXHIBIT 10.18
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ACCEPTANCE OF PROPOSAL FROM NEWBRIDGE CAPITAL PARTNERS, L.L.C.




7 January, 2002

Mr. Greg Harrington
Managing Member
Newbridge Capital Partners, L.L.C.


Dear Mr. Harrington,


     RE:  PROPOSAL FOR AN INFORMAL RE-ORGANIZATION OF CONSYGEN, INC.

I refer to your undated Proposal document for a re-organization of ConSyGen, Inc., and thank you both for the document and for your participation in the relevant discussions of the ConSyGen, Inc. Board of Directors this morning.

This letter is to advise you formally of the decision of the Board of Directors of ConSyGen, Inc. to accept the Proposal and relevant terms set out in the subject Proposal. Based on your advice, it is our understanding that Newbridge Capital Partners, LLC and ConSyGen, Inc. will now proceed to the formalization of a definitive agreement regarding the items set forth in the Proposal.

Please also be advised that the Board of Directors also approved the appointment of yourself as the President and Chief Executive Officer of ConSyGen, Inc. with effect from the completion of the terms set out in your Proposal.


Sincerely,



A. Lewis Burridge
Vice-Chairman of the Board